Exhibit 99.3

Explanatory Note

During the first quarter of 2011, Humana Inc. realigned its business segments to reflect its evolving business model. As a result, Humana reassessed and changed its operating and reportable segments effective with the filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2011. The Company currently manages and reports its operating results using the following segments: Retail, Employer Group, and Health and Well-Being Services. The Company also discloses results for Other Businesses. This Exhibit 99.3 has been revised from the “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” to Humana’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) to reflect retrospective application of the new segments and reclassified historical results to conform to the new presentation.

Material revisions to the 2010 Form 10-K resulting from the Company’s new business segment reporting are highlighted in blue font. It is important to note, however, that other disclosures originally included in the 2010 Form 10-K, unrelated to the Company’s new business segment reporting, have been repeated in this Exhibit 99.3 without updates that may have been made to those disclosures in subsequent filings with the SEC. The non-updated disclosures, made as of February 17, 2011, appear in black font. For updated disclosures to these sections, you should read this Exhibit 99.3 together with the Company’s SEC filings made after February 17, 2011, including Humana’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH RETROSPECTIVE APPLICATION OF SEGMENTS

Executive Overview

General

Headquartered in Louisville, Kentucky, Humana is one of the nation’s largest publicly traded health and supplemental benefits companies, based on our 2010 revenues of approximately $33.6 billion. We provide full-service benefits and wellness solutions, offering a wide array of health, pharmacy and supplemental benefit products for employer groups, government benefit programs, and individuals, as well as primary and workplace care through our medical centers and worksite medical facilities. As of December 31, 2010, we had approximately 10.3 million members in our medical benefit plans, as well as approximately 7.0 million members in our specialty products.

Our results are impacted by many factors, but most notably are influenced by our ability to establish and maintain a competitive and efficient cost structure and to accurately and consistently establish competitive premium, service fee, and plan benefit levels that are commensurate with our benefit and administrative costs. Benefit costs are subject to a high rate of inflation due to many forces, including new higher priced technologies and medical procedures, new prescription drugs and therapies, an aging population, lifestyle challenges including diet and smoking, the tort liability system, and government regulation.

Our industry relies on two key statistics to measure performance. The benefit ratio, which is computed by taking total benefit expenses as a percentage of premium revenues, represents a statistic used to measure underwriting profitability. The operating cost ratio, which is computed by taking total operating costs as a percentage of total revenue less investment income, represents a statistic used to measure administrative spending efficiency.

2011 Business Segment Realignment

During the first quarter of 2011, we realigned our business segments to reflect our evolving business model. As a result, we reassessed and changed our operating and reportable segments in the first quarter of 2011 to reflect management’s new view of the business and to align our external financial reporting with our new operating and internal financial reporting model. Historical segment information has been retrospectively adjusted to reflect the effect of this change. Our new reportable segments and the basis for determining those segments are discussed below.

Business Segments

We currently manage our business with three reportable segments: Retail, Employer Group, and Health and Well-Being Services. In addition, we include other businesses that are not reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles in an Other Businesses category. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.

The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals. The Employer Group segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as administrative services only products marketed to employer groups. The Health and Well-Being Services segment includes services offered to our health plan members as well as to third parties that promote health and wellness, including primary care, pharmacy, integrated wellness, and home care services. The Other Businesses category consists of our Military services, primarily our TRICARE South Region contract, Medicaid, and closed-block long-term care businesses as well as our contract with CMS to administer the LI-NET program.

The results of each segment are measured by income before income taxes. Transactions between reportable segments consist of sales of services rendered by our Health and Well-Being Services segment, primarily pharmacy and behavioral health services, to our Retail and Employer Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We do not report total assets by segment since this is not a metric used to assess performance and allocate resources. We allocate most operating expenses to our segments. Certain corporate income and expenses are not allocated to the segments, including investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at the corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations.

Health Insurance Reform

In March 2010, the President signed into law The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Insurance Reform Legislation) which enact significant reforms to various aspects of the U.S. health insurance industry. While regulations and interpretive guidance on some provisions of the Health Insurance Reform Legislation have been issued to date by the Department of Health and Human Services (HHS), the Department of Labor, the Treasury Department, and the National Association of Insurance Commissioners, there are many significant provisions of the legislation that will require additional guidance and clarification in the form of regulations and interpretations in order to fully understand the impacts of the legislation on our overall business, which we expect to occur over the next several years.

Implementation dates of the Health Insurance Reform Legislation vary from as early as six months from the date of enactment, or September 23, 2010, to as late as 2018. The following outlines certain provisions of the Health Insurance Reform Legislation:

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Changes effective for plan years beginning on or after September 23, 2010 included: elimination of pre-existing condition limits for enrollees under age 19, elimination of certain annual and lifetime caps on the dollar value of benefits, expansion of dependent coverage to include adult children until age 26, a requirement to provide coverage for preventive services without cost to members, new claim appeal requirements, and the establishment of an interim high risk program for those unable to obtain coverage due to a pre-existing condition or health status.

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Effective January 1, 2011, minimum benefit ratios were mandated for all commercial fully-insured health plans in the large group (85%), small group (80%), and individual (80%) markets, with rebates to policyholders if the actual benefit ratios do not meet these minimums.

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Medicare Advantage payment benchmarks for 2011 were frozen at 2010 levels and beginning in 2012, additional cuts to Medicare Advantage plan payments will take effect (plans will receive a range of 95% in high-cost areas to 115% in low-cost areas of Medicare fee-for-service rates), with changes being phased-in over two to six years, depending on the level of payment reduction in a county. In addition, beginning in 2011, the difference in a member’s initial coverage limit for Medicare Part D prescription drugs and the catastrophic coverage threshold, commonly known as the Medicare gap, will incrementally close.

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Beginning in 2014, the Health Insurance Reform Legislation requires: all individual and group health plans to guarantee issuance and renew coverage without pre-existing condition exclusions or health-status rating adjustments; the elimination of annual limits on coverage on certain plans; the establishment of state-based exchanges for individuals and small employers (with up to 100 employees); the introduction of standardized plan designs based on set actuarial values; the establishment of a minimum benefit ratio of 85% for Medicare Advantage plans; and an annual insurance industry premium-based assessment ($8 billion levied on the insurance industry in 2014 with increasing annual amounts thereafter), which is not deductible for income tax purposes.

The Health Insurance Reform Legislation also specifies required benefit designs, limits rating and pricing practices, encourages additional competition (including potential incentives for new market entrants) and expands eligibility for Medicaid programs. In addition, the law will significantly increase federal oversight of health plan premium rates and could adversely affect our ability to appropriately adjust health plan premiums on a timely basis. Financing for these reforms will come, in part, from material additional fees and taxes on us and other health insurers, health plans and individuals beginning in 2014, as well as reductions in certain levels of payments to us and other health plans under Medicare as described above.

Our results of operations have been affected by the Health Insurance Reform Legislation. During 2010, we recorded a charge of $147.5 million to write-down deferred acquisition costs associated with our guaranteed renewable individual major medical policies since these costs will not be recoverable from our estimates of future cash flows based on an analysis that considered, among others, our current understanding of the pertinent provisions of the Health Insurance Reform Legislation, including the 80% minimum benefit ratio requirement. In addition, our effective tax rate increased due to the limitation of deductible annual compensation over $500,000 per employee.

As discussed above, implementing regulations and related interpretive guidance continue to be issued on several significant provisions of the Health Insurance Reform Legislation, and it has been challenged in the judicial system. Given the breadth of possible changes and the uncertainties of interpretation, implementation, and timing of these changes, which we expect to occur over the next several years, the Health Insurance Reform

Legislation could change the way we do business, potentially impacting our pricing, benefit design, product mix, geographic mix, and distribution channels. The response of other companies to Health Insurance Reform Legislation and adjustments to their offerings, if any, could cause meaningful disruption in the local health care markets. Further, various health insurance reform proposals are also emerging at the state level. It is reasonably possible that the Health Insurance Reform Legislation and related regulations, as well as future legislative changes, in the aggregate may have a material adverse effect on our results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting our ability to expand into new markets, increasing our medical and administrative costs, lowering our Medicare payment rates and increasing our expenses associated with the non-deductible federal premium tax and other assessments; our financial position, including our ability to maintain the value of our goodwill; and our cash flows. If the new non-deductible federal premium tax is imposed as enacted, and if we are unable to adjust our business model to address this new tax, there can be no assurance that the non-deductible federal premium tax would not have a material adverse effect on our results of operations, financial position, and cash flows.

Consolidated Highlights

•	Our strategy and commitment to the Medicare programs have led to significant growth as discussed in our Retail and Employer Group segment discussions below.

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As more fully described herein under “Benefit Expense Recognition,” actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. When we recognize a release of the redundancy, we disclose the amount that is not in the ordinary course of business. We experienced prior year favorable reserve releases not in the ordinary course of business in both our Retail and Employer Group segments of approximately $231.2 million in the aggregate, or $0.86 per diluted common share, for the year ended December 31, 2010. This favorable reserve development primarily resulted from improvements in the claims processing environment and, to a lesser extent, better than originally estimated utilization as well as a shortening of the cycle time associated with provider claim submissions. We believe we have consistently applied our methodology in determining our best estimate of benefits payable.

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Operating cash flows increased $820.2 million to $2,241.8 million for the year ended December 31, 2010 compared to $1,421.6 million for the year ended December 31, 2009. The increase primarily was due to earnings improvement, enrollment activity, and changes in working capital items.

Retail

Retail segment pretax earnings for 2010 were negatively impacted by a $147.5 million write-down of deferred acquisition costs associated with our individual major medical policies. As a result of significant reforms to the U.S. health insurance industry discussed previously, a substantial portion of deferred acquisition costs associated with our individual major medical block of business were not recoverable from future income and we recorded a charge to operating costs of $147.5 million during 2010 as discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Individual Medicare Advantage fully-insured membership increased to 1,460,700 members at December 31, 2010, up 54,100 members, or 3.8%, from 1,406,600 members at December 31, 2009, primarily due to sales of preferred provider organization, or PPO, products. Average individual fully-insured Medicare Advantage membership increased 4.4% for the year ended December 31, 2010 compared to the year ended December 31, 2009. Likewise, individual Medicare Advantage premium revenues have increased 6.1% to $16.3 billion for the year ended December 31, 2010 from $15.3 billion for the year ended December 31, 2009.

Beginning in 2011, sponsors of Medicare Advantage Private Fee-For-Service, or PFFS, plans are required to contract with providers to establish adequate networks, except in geographic areas that CMS determines have fewer than two network-based Medicare Advantage plans. Our development of networks in multiple areas of the country over the past few years made it possible for many of our PFFS members to transition automatically to our network-based products.

On April 5, 2010, CMS announced that Medicare Advantage payment rates would remain flat in 2011. Based on the information available at the time we filed our 2011 bids in June 2010, we believe we effectively designed Medicare Advantage products that address the flat rates while continuing to remain competitive compared to both the combination of original Medicare with a supplement policy as well as other Medicare Advantage competitors within our industry. In addition, we will continue to pursue our cost-reduction and outcome-enhancing strategies, including care coordination and disease management, which we believe will mitigate the adverse effects of the negative rate changes on our Medicare Advantage members. Nonetheless, there can be no assurance that we will be able to successfully execute operational and strategic initiatives with respect to changes in the Medicare Advantage program. Failure to execute these strategies may result in a material adverse effect on our results of operations, financial position, and cash flows.

We also offer Medicare stand-alone prescription drug plans, or PDPs, under the Medicare Part D program. These plans provide varying degrees of coverage. Our individual Medicare stand-alone PDP membership declined to 1,670,300 members at December 31, 2010, down 255,100 members, or 13.2%, from December 31, 2009, resulting primarily from our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience. In October 2010, we announced the lowest premium national stand-alone Medicare Part D prescription drug plan co-branded with Wal-Mart Stores, Inc., the Humana Walmart-Preferred Rx Plan, to be offered for the 2011 plan year.

Our quarterly Retail segment earnings and operating cash flows are impacted by the Medicare Part D benefit design and changes in the composition of our membership. The Medicare Part D benefit design results in coverage that varies as a member’s cumulative out-of-pocket costs pass through successive stages of a member’s plan period which begins annually on January 1 for renewals. These plan designs generally result in us sharing a greater portion of the responsibility for total prescription drug costs in the early stages and less in the latter stages. As a result, the PDP benefit ratio generally decreases as the year progresses. In addition, the number of low-income senior members as well as year-over-year changes in the mix of membership in our stand-alone PDP products affect the quarterly benefit ratio pattern.

CMS is conducting certain procedural Risk-Adjustment Data Validation Audits, or RADV audits, of us and various companies’ selected Medicare Advantage contracts to review medical record documentation in an attempt to validate provider coding practices and the presence of risk adjustment conditions which influence the calculation of rates paid to Medicare Advantage plans. The RADV audits are more fully described herein under “Government Contracts.”

Employer Group

Employer Group segment pretax earnings increased $301.4 million for 2010 compared to 2009 primarily due to an increase in Medicare Advantage group membership, and medical trend that was lower than trend assumed in pricing as well as continued pricing discipline, in each case particularly for our commercial business. Medicare Advantage group membership increased 199,400 members from December 31, 2009 to 301,300 members at December 31, 2010 primarily due to a new contract added during the first quarter of 2010. Likewise, Medicare Advantage group premium revenues have increased to $3.0 billion for the year ended December 31, 2010 from $1.1 billion for the year ended December 31, 2009. Fully-insured commercial group medical membership at December 31, 2010 of 1,252,200 decreased 189,900 members, or 13.2% from December 31, 2009 primarily as a result of continued pricing discipline.

Other Businesses

Pretax results for 2010 for our Other Businesses were negatively impacted by a net charge of $138.9 million due to reserve strengthening for our closed block of long-term care policies. During 2010, certain states approved premium rate increases for a large portion of our long-term care block that were significantly below our acquisition date assumptions. Based on these actions by the states, combined with the depressed interest rate environment and increased expenses, we recorded $138.9 million of additional benefit expense in the fourth quarter of 2010 as discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Included with Other Businesses is our military services business which primarily consists of the TRICARE South Region contract. For the year ended December 31, 2010, premiums and services revenue associated with the TRICARE South Region contract were $3,435.1 million, or 10.3% of our consolidated premiums and services revenue.

On March 3, 2010, the TMA exercised its options to extend the TRICARE South Region contract for Option Period VII and Option Period VIII. The exercise of these option periods extends the TRICARE South Region contract through March 31, 2011. On October 5, 2010, we were notified that the TMA intended to negotiate with us for an extension of our administration of the TRICARE South Region contract, and on January 6, 2011, an Amendment of Solicitation/Modification of Contract to the TRICARE South Region contract, in the form of an undefinitized contract action, became effective. The Amendment adds one additional one-year option period, Option Period IX (which runs from April 1, 2011 through March 31, 2012). On January 21, 2011, the TMA notified us of their intent to exercise Option Period IX.

In July 2009, we were notified by the DoD that we were not awarded the third generation TRICARE program contract for the South Region which had been subject to competing bids. We filed a protest with the GAO in connection with the award to another contractor citing discrepancies between the award criteria and procedures prescribed in the request for proposals issued by the DoD and those that appear to have been used by the DoD in making its contractor selection. In October 2009, we learned that the GAO had upheld our protest, determining that the TMA evaluation of our proposal had unreasonably failed to fully recognize and reasonably account for the likely cost savings associated with our record of obtaining network provider discounts from our established network in the South Region. On December 22, 2009, we were advised that TMA notified the GAO of its intent to implement corrective action consistent with the discussion contained within the GAO’s decision with respect to our protest. On October 22, 2010, TMA issued its latest amendment to the request for proposal requesting from offerors final proposal revisions to address, among other things, health care cost savings resulting from provider network discounts in the South Region. We submitted our final proposal revisions on November 9, 2010. At this time, we are not able to determine whether or not the protest decision by the GAO will have any effect upon the ultimate disposition of the contract award.

We are continuing to evaluate issues associated with our military services businesses such as potential impairment of certain assets primarily consisting of goodwill, which had a carrying value of $49.8 million at December 31, 2010, potential exit costs, possible asset sales, and a strategic assessment of ancillary businesses. Military services goodwill was not impaired at December 31, 2010. If our current contract is extended through March 31, 2012 and we are not ultimately awarded the new third generation TRICARE program contract for the South Region, we expect that as the March 31, 2012 contract end date nears, future cash flows will not be sufficient to warrant recoverability of all or a portion of the military services goodwill. In this event, we expect a goodwill impairment would occur during the second half of 2011.

Recent Acquisitions

On December 21, 2010, we acquired Concentra Inc., or Concentra, a health care company based in Addison, Texas, for cash consideration of $804.7 million. Through its affiliated clinicians, Concentra delivers occupational medicine, urgent care, physical therapy, and wellness services to workers and the general public through its operation of medical centers and worksite medical facilities. The Concentra acquisition provides entry into the primary care space on a national scale, offering additional means for achieving health and wellness solutions and providing an expandable platform for growth with a management team experienced in physician asset management and alternate site care.

On October 31, 2008 we acquired PHP Companies, Inc. (d/b/a Cariten Healthcare), or Cariten, for cash consideration of approximately $291.0 million. The Cariten acquisition increased our presence in eastern Tennessee, adding approximately 49,700 commercial fully-insured group members, 21,600 commercial ASO members, and 46,900 individual Medicare HMO members. This acquisition also added approximately 85,700 Medicaid ASO members under a contract which expired on December 31, 2008 and was not renewed.

On August 29, 2008, we acquired Metcare Health Plans, Inc., or Metcare, for cash consideration of approximately $14.9 million. The acquisition expanded our individual Medicare HMO membership in central Florida, adding approximately 7,300 members.

On May 22, 2008, we acquired OSF Health Plans, Inc., or OSF, a managed care company serving both Medicare and commercial members in central Illinois, for cash consideration of approximately $87.3 million. This acquisition expanded our presence in Illinois, broadening our ability to serve multi-location employers with a wider range of products, including our specialty offerings. The acquisition added approximately 33,400 commercial fully-insured group members, 29,700 commercial ASO members, and 14,000 individual Medicare HMO and PPO members.

On April 30, 2008, we acquired UnitedHealth Group’s Las Vegas, Nevada individual SecureHorizons Medicare Advantage HMO business, or SecureHorizons, for cash consideration of approximately $185.3 million, plus subsidiary capital and surplus requirements of $40 million. The acquisition expanded our presence in the Las Vegas market, adding approximately 26,700 individual Medicare HMO members.

Certain of these transactions are more fully described in Note 3 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

We intend for the discussion of our financial condition and results of operations that follows to assist in the understanding of our financial statements and related changes in certain key items in those financial statements from year to year, including the primary factors that accounted for those changes.

Comparison of Results of Operations for 2010 and 2009

Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2010 and 2009:

Consolidated

			Change
	2010	2009	Dollars	Percentage
	(dollars in thousands)
Revenues:
Premiums:
Retail	$19,052,712	$18,348,538	$704,174	3.8%
Employer Group	9,078,903	7,466,589	1,612,314	21.6%
Other Businesses	4,580,708	4,111,624	469,084	11.4%

Total premiums	32,712,323	29,926,751	2,785,572	9.3%

Services:
Retail	11,105	10,049	1,056	10.5%
Employer Group	394,950	369,684	25,266	6.8%
Health and Well-Being Services	34,104	16,412	17,692	107.8%
Other Businesses	115,021	123,362	(8,341)	(6.8)%

Total services	555,180	519,507	35,673	6.9%

Investment income	329,332	296,317	33,015	11.1%

Total revenues	33,596,835	30,742,575	2,854,260	9.3%

Operating expenses:
Benefits	27,117,069	24,783,576	2,333,493	9.4%
Operating costs	4,380,319	4,013,984	366,335	9.1%
Depreciation and amortization	244,825	237,412	7,413	3.1%

Total operating expenses	31,742,213	29,034,972	2,707,241	9.3%

Income from operations	1,854,622	1,707,603	147,019	8.6%
Interest expense	105,060	105,843	(783)	(0.7)%

Income before income taxes	1,749,562	1,601,760	147,802	9.2%
Provision for income taxes	650,172	562,085	88,087	15.7%

Net income	$1,099,390	$1,039,675	$59,715	5.7%

Diluted earnings per common share	$6.47	$6.15	$0.32	5.2%

Benefit ratio(a)	82.9%	82.8%		0.1%
Operating cost ratio(b)	13.2%	13.2%		0.0%
Effective tax rate	37.2%	35.1%		2.1%

(a)	Represents total benefit expenses as a percentage of premium revenues.
(b)	Represents total operating costs as a percentage of total revenues less investment income.

Summary

Net income was $1,099.4 million, or $6.47 per diluted common share, in 2010 compared to $1,039.7 million, or $6.15 per diluted common share, in 2009 primarily as a result of an increase in average Medicare Advantage membership and prior year favorable reserve releases not in the ordinary course of business in 2010 in both our Retail and Employer Group segments. Our diluted earnings per common share for 2010 include the beneficial impact of prior year favorable reserve development of approximately $0.86 per diluted common share that primarily resulted from improvements in the claims processing environment and, to a lesser extent, better than originally estimated utilization as well as a shortening of the cycle time associated with provider claim submissions. These increases were partially offset by a $147.5 million ($0.55 per diluted common share) write-down of deferred acquisition costs associated with our individual major medical policies in our Retail segment and a net charge of $138.9 million ($0.52 per diluted common share) for reserve strengthening associated with our closed block of long-term care policies in our Other Businesses in 2010 as discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. Net income for 2009 also included the favorable impact of the reduction of the liability for unrecognized tax benefits ($0.10 per diluted common share) as a result of Internal Revenue Service audit settlements.

Premiums

Consolidated premiums increased $2.8 billion, or 9.3%, to $32.7 billion for 2010, compared to $29.9 billion for 2009. The increase primarily was due to higher premium revenues in the Employer Group and Retail segments primarily due to higher average Medicare Advantage membership and an increase in per member premiums, as well as increased premiums for other businesses as a result of our new contract with CMS to administer the LI-NET program in 2010. Average membership is calculated by summing the ending membership for each month in a period and dividing the result by the number of months in a period. Premium revenues reflect changes in membership and increases in average per member premiums. Items impacting average per member premiums include changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.

Services Revenue

Consolidated services revenue increased $35.7 million, or 6.9%, to $555.2 million for 2010, compared to $519.5 million for 2009, primarily due to an increase in services revenue in our Employer Group segment primarily as a result of a new group Medicare ASO account in 2010 partially offset by a decline in commercial ASO membership, as well as an increase in primary care services revenue in our Health and Well-Being Services segment primarily as a result of the acquisition of Concentra on December 21, 2010.

Investment Income

Investment income totaled $329.3 million for 2010, an increase of $33.0 million from $296.3 million for 2009, primarily reflecting higher average invested balances as a result of the reinvestment of operating cash flows, partially offset by lower interest rates.

Benefit Expenses

Consolidated benefit expenses were $27.1 billion for 2010, an increase of $2.3 billion, or 9.4%, from $24.8 billion for 2009. The increase primarily was driven by an increase in the average number of Medicare Advantage members.

The consolidated benefit ratio for 2010 was 82.9%, essentially unchanged, increasing only 10 basis points from the 2009 benefit ratio of 82.8%.

Operating Costs

Our segments incur both direct and shared indirect operating costs. We allocate the indirect costs shared by the segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.

Consolidated operating costs increased $366.3 million, or 9.1%, during 2010 compared to 2009, primarily due to the $147.5 million write-down of deferred acquisition costs associated with our individual major medical policies in 2010, increased Medicare investment spending for our 2011 offerings, and administrative costs associated with servicing higher average Medicare Advantage membership, partially offset by a decrease in the number of our employees as a result of our administrative cost reduction strategies, including planned workforce reductions in 2010. Excluding employees added with the acquisition of Concentra on December 21, 2010, the number of employees decreased by 800 to 27,300 at December 31, 2010 from 28,100 at December 31, 2009, or 2.8%, as we aligned the size of our workforce with our membership.

The consolidated operating cost ratio for 2010 of 13.2% remained unchanged from the 2009 ratio as an increase in the Retail segment operating cost ratio was offset by declines in the Employer Group and Health and Well-Being Services segment operating cost ratios.

Depreciation and Amortization

Depreciation and amortization for 2010 totaled $244.8 million compared to $237.4 million for 2009, an increase of $7.4 million, or 3.1%, primarily reflecting depreciation expense associated with capital expenditures.

Interest Expense

Interest expense was $105.1 million for 2010, compared to $105.8 million for 2009, a decrease of $0.7 million, or 0.7%.

Income Taxes

Our effective tax rate during 2010 was 37.2% compared to the effective tax rate of 35.1% in 2009. The increase from 2009 to 2010 primarily was due to the reduction of the $16.8 million liability for unrecognized tax benefits as a result of audit settlements which reduced the effective income tax rate by 1.0% during 2009. In addition, the tax rate for 2010 reflects the estimated impact of new limitations on the deductibility of annual compensation in excess of $500,000 per employee as mandated by recent health insurance reforms. See Note 10 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate. We expect the 2011 effective tax rate to be approximately 37%.

Retail Segment

			Change
	2010	2009	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	1,460,700	1,406,600	54,100	3.8%
Individual Medicare stand-alone PDP	1,670,300	1,925,400	(255,100)	(13.2)%

Total individual Medicare	3,131,000	3,332,000	(201,000)	(6.0)%
Individual commercial	411,200	397,400	13,800	3.5%

Total individual medical members	3,542,200	3,729,400	(187,200)	(5.0)%

Individual specialty membership (a)	510,000	297,300	212,700	71.5%

(a)	Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2010	2009	Dollars	Percentage
	(in thousands)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$16,265,839	$15,333,225	$932,614	6.1%
Individual Medicare stand-alone PDP	1,960,063	2,322,432	(362,369)	(15.6)%

Total individual Medicare	18,225,902	17,655,657	570,245	3.2%
Individual commercial	745,329	638,044	107,285	16.8%
Individual specialty	81,481	54,837	26,644	48.6%

Total premiums	19,052,712	18,348,538	704,174	3.8%

Services	11,105	10,049	1,056	10.5%

Total premiums and services revenue	$19,063,817	$18,358,587	$705,230	3.8%

Income before income taxes	$1,288,869	$1,358,766	$(69,897)	(5.1)%
Benefit ratio	82.0%	81.7%		0.3%
Operating cost ratio	11.1%	10.8%		0.3%

Pretax Results

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Retail segment pretax income was $1.3 billion in 2010, a decrease of $69.9 million, or 5.1%, from 2009 primarily due to the negative impact of a $147.5 million write-down of deferred acquisition costs associated with our individual major medical policies in 2010 and a decline in average individual Medicare stand-alone PDP membership from 2009 to 2010, partially offset by the beneficial impact of an estimated $198 million in favorable prior-period medical claims reserve development in 2010.

Enrollment

•	Individual Medicare Advantage membership increased 54,100 members, or 3.8%, from December 31, 2009 to December 31, 2010, with sales of our PPO products driving the majority of the increase.

•

Individual Medicare stand-alone PDP membership decreased 255,100 members, or 13.2%, from December 31, 2009 to December 31, 2010 primarily from our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience.

•	Individual specialty membership increased 212,700, or 71.5%, from December 31, 2009 to December 31, 2010, primarily driven by increased sales in dental and vision offerings.

Premiums

•

Retail segment premiums increased $704.2 million, or 3.8%, from 2009 to 2010 primarily due to higher average individual Medicare Advantage membership and an increase in per member premiums, partially offset by a decline in average individual stand-alone PDP membership. Individual Medicare Advantage premium revenues increased $932.6 million, or 6.1%, from 2009 to 2010. Average individual Medicare Advantage membership increased 4.4% in 2010 compared to 2009. Individual Medicare Advantage per member premiums increased approximately 1.6% during 2010 compared to 2009. Individual Medicare stand-alone PDP premium revenues decreased $362.4 million, or 15.6%, from 2009 to 2010 primarily due to a 14.8% decrease in average individual PDP membership.

Benefit expenses

•

The Retail segment benefit ratio increased 30 basis points from 81.7% in 2009 to 82.0% in 2010 primarily driven by a 40 basis point increase in the Medicare benefit ratio primarily as a result of higher average membership in products that generally carry higher benefit ratios, partially offset by prior year favorable reserve releases not in the ordinary course of business. These favorable reserve releases decreased the Retail segment benefit ratio by approximately 110 basis points in 2010.

Operating costs

•

The Retail segment operating cost ratio of 11.1% for 2010 increased 30 basis points from 10.8% for 2009. The $147.5 million write-down of deferred acquisition costs in 2010 increased the operating cost ratio 80 basis points. Excluding the impact of the write-down of deferred acquisition costs, the decrease in the operating cost ratio year-over-year primarily reflects efficiency gains associated with servicing higher average individual Medicare Advantage membership as well as our continued focus on administrative cost reductions, partially offset by increased Medicare investment spending for our 2011 offerings.

Employer Group Segment

			Change
	2010	2009	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,252,200	1,442,100	(189,900)	(13.2)%
ASO	1,453,600	1,571,300	(117,700)	(7.5)%

Group Medicare Advantage	273,100	101,900	171,200	168.0%
Medicare Advantage ASO	28,200	0	28,200	100.0%

Total group Medicare Advantage	301,300	101,900	199,400	195.7%

Group Medicare stand-alone PDP	2,400	2,500	(100)	(4.0)%

Total group Medicare	303,700	104,400	199,300	190.9%

Total group medical members	3,009,500	3,117,800	(108,300)	(3.5)%

Group specialty membership (a)	6,517,500	6,761,900	(244,400)	(3.6)%

(a)	Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2010	2009	Dollars	Percentage
	(in thousands)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,168,713	$5,547,114	$(378,401)	(6.8)%

Group Medicare Advantage	3,020,282	1,080,076	1,940,206	179.6%
Group Medicare stand-alone PDP	4,598	4,986	(388)	(7.8)%

Total group Medicare	3,024,880	1,085,062	1,939,818	178.8%
Group specialty	885,310	834,413	50,897	6.1%

Total premiums	9,078,903	7,466,589	1,612,314	21.6%

Services	394,950	369,684	25,266	6.8%

Total premiums and services revenue	$9,473,853	$7,836,273	$1,637,580	20.9%

Income (loss) before income taxes	$288,054	$(13,303)	$301,357	nm
Benefit ratio	82.4%	84.2%		(1.8)%
Operating cost ratio	17.5%	19.5%		(2.0)%

nm – not meaningful

Pretax Results

•

Employer Group segment pretax income of $288.1 million in 2010 increased $301.4 million from 2009 primarily due to an increase in group Medicare Advantage membership, decreased utilization and our continued focus on pricing discipline primarily associated with our fully-insured commercial group products, as well as administrative cost reductions and the previously mentioned prior period favorable reserve releases. The Employer Group segment’s pretax income for 2010 included the beneficial effect of an estimated $33 million in favorable prior-period medical claims reserve development.

Enrollment

•

Fully-insured group Medicare Advantage membership increased 171,200 members from December 31, 2009 to December 31, 2010. Approximately 109,600 of the members were associated with a new contract added during the first quarter of 2010.

•	During 2010, we added 28,200 group Medicare Advantage ASO members due to a new account in 2010.

•	Fully-insured commercial group medical membership decreased 189,900 members, or 13.2%, from December 31, 2009 to December 31, 2010 primarily due to the continued pricing discipline.

•	Group ASO commercial medical membership decreased 117,700 members, or 7.5%, from December 31, 2009 to December 31, 2010 primarily reflecting the loss of a large group account on July 1, 2010.

Premiums

•

Employer Group segment premiums increased $1.6 billion, or 21.6%, from 2009 to 2010 primarily due to increased fully-insured group Medicare Advantage membership and an increase in fully-insured commercial group per member premiums, partially offset by a decline in fully-insured commercial group medical membership year-over-year. Per member premiums for commercial fully-insured group accounts increased 7.6% during 2010 compared to 2009.

Benefit expenses

•

The Employer Group segment benefit ratio of 82.4% for 2010 decreased 180 basis points from 84.2% for 2009 primarily due to medical trend that was lower than trend assumed in pricing as well as continued pricing discipline, in each case particularly for our commercial business, and prior year favorable reserve releases not in the ordinary course of business in 2010. These decreases were partially offset by growth in our group Medicare Advantage business which generally carries a higher benefit ratio than our fully-insured commercial group business. Medical trend was favorable, primarily affected by lower utilization of services as well as the use of services at lower levels of intensity than in the prior year. The favorable reserve releases decreased the Employer Group segment benefit ratio by approximately 40 basis points in 2010. Fully-insured group Medicare Advantage members represented 9.1% of total Employer Group segment medical membership at December 31, 2010 compared to 3.3% at December 31, 2009.

Operating costs

•

The Employer Group segment operating cost ratio of 17.5% for 2010 decreased 200 basis points from 19.5% for 2009 primarily reflecting administrative scale efficiencies associated with an increase in average fully-insured group Medicare Advantage membership and our continued focus on administrative cost reductions.

Health and Well-Being Services Segment

			Change
	2010	2009	Dollars	Percentage
	(in thousands)
Revenues:
Services:
Primary care services	$22,335	$2,390	$19,945	834.5%
Integrated wellness services	11,769	14,022	(2,253)	(16.1)%

Total services revenues	34,104	16,412	17,692	107.8%

Intersegment revenues:
Pharmacy solutions	8,410,542	8,629,921	(219,379)	(2.5)%
Primary care services	170,943	149,503	21,440	14.3%
Integrated wellness services	165,730	149,815	15,915	10.6%
Home care services	38,298	22,676	15,622	68.9%

Total intersegment revenues	8,785,513	8,951,915	(166,402)	(1.9)%

Total services and intersegment revenues	$8,819,617	$8,968,327	$(148,710)	(1.7)%

Income before income taxes	$218,918	$182,530	$36,388	19.9%
Operating cost ratio	97.2%	97.8%		(0.6)%

Pretax results

•

Health and Well-Being Services segment pretax income increased $36.4 million, or 19.9%, from 2009 to $218.9 million in 2010 primarily due to growth in both our mail order pharmacy business and our CAC medical centers. The opening of our new facility for processing specialty prescription drugs in late 2009 and continued growth from our processing facility opened in 2008 contributed to the growth in our mail order business in 2010.

Services revenue

•

Services revenue increased $17.7 million, or 107.8%, from 2009 to $34.1 million in 2010 primarily due to an increase in primary care services revenue primarily as a result of the acquisition of Concentra on December 21, 2010.

Intersegment revenues

•

Intersegment revenues decreased $166.4 million, or 1.9%, from 2009 to $8.8 billion for 2010 primarily due to a decline in our pharmacy solutions business primarily as a result of a decrease in average Medicare stand-alone PDP membership from our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience.

Operating costs

•

The Health and Well-Being Services segment operating cost ratio decreased 60 basis points from 2009 to 97.2% for 2010 reflecting growth in our CAC medical centers as well as LifeSynch, our integrated behavioral health and wellness business, which carry lower operating cost ratios than other lines of business in this segment.

Other Businesses

Pretax losses for our Other Businesses of $1.4 million for 2010 compared to pretax income of $97.8 million for 2009. The decline in operating performance from 2009 to 2010 primarily resulted from a net charge of $138.9 million associated with reserve strengthening for our closed block of long-term care policies in 2010, partially offset by pretax income in 2010 associated with our new contract with CMS to administer the LI-NET program, under which we began providing services in the first quarter of 2010.

Comparison of Results of Operations for 2009 and 2008

Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2009 and 2008:

Consolidated

			Change
	2009	2008	Dollars	Percentage
	(dollars in thousands)
Revenues:
Premiums:
Retail	$18,348,538	$16,948,690	$1,399,848	8.3%
Employer Group	7,466,589	7,264,699	201,890	2.8%
Other Businesses	4,111,624	3,851,455	260,169	6.8%

Total premiums	29,926,751	28,064,844	1,861,907	6.6%

Services:
Retail	10,049	10,965	(916)	(8.4)%
Employer Group	369,684	352,769	16,915	4.8%
Health and Well-Being Services	16,412	14,845	1,567	10.6%
Other Businesses	123,362	89,660	33,702	37.6%

Total services	519,507	468,239	51,268	10.9%

Investment income	296,317	220,215	76,102	34.6%

Total revenues	30,742,575	28,753,298	1,989,277	6.9%

Operating expenses:
Benefits	24,783,576	23,730,106	1,053,470	4.4%
Operating costs	4,013,984	3,739,655	274,329	7.3%
Depreciation and amortization	237,412	210,400	27,012	12.8%

Total operating expenses	29,034,972	27,680,161	1,354,811	4.9%

Income from operations	1,707,603	1,073,137	634,466	59.1%
Interest expense	105,843	80,289	25,554	31.8%

Income before income taxes	1,601,760	992,848	608,912	61.3%
Provision for income taxes	562,085	345,694	216,391	62.6%

Net income	$1,039,675	$647,154	$392,521	60.7%

Diluted earnings per common share	$6.15	$3.83	$2.32	60.6%

Benefit ratio(a)	82.8%	84.6%		(1.8)%
Operating cost ratio(b)	13.2%	13.1%		0.1%
Effective tax rate	35.1%	34.8%		0.3%

(a)	Represents total benefit expenses as a percentage of premium revenues.
(b)	Represents total operating costs as a percentage of total revenues less investment income.

Summary

Net income was $1,039.7 million, or $6.15 per diluted common share, in 2009 compared to $647.2 million, or $3.83 per diluted common share, in 2008. The year-over-year increase primarily reflects higher operating earnings in our Retail segment as a result of significantly lower prescription drug claims expenses associated with our individual Medicare stand-alone PDP products.

Premiums

Premium revenues increased $1.8 billion, or 6.6%, to $29.9 billion for 2009, compared to $28.1 billion for 2008 primarily due to higher premium revenues in the Retail segment primarily attributable to higher average individual Medicare Advantage membership and an increase in per member premiums partially offset by a decrease in our individual Medicare stand-alone PDP membership. Premium revenues reflected changes in membership and increases in average per member premiums. Items impacting average per member premiums included changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.

Services revenue

Our services revenue was $519.5 million for 2009, an increase of $51.3 million, or 10.9%, from $468.2 million for 2008, primarily due to an increase in per member fees, partially offset by a decline in commercial group ASO membership in our Employer Group segment, primarily isolated to the loss of two larger ASO accounts.

Investment Income

Investment income totaled $296.3 million for 2009, an increase of $76.1 million from $220.2 million for 2008 primarily reflecting net realized losses in 2008 of $79.4 million compared to net realized gains of $19.5 million in 2009. Net realized losses in 2008 primarily resulted from other-than-temporary impairments in our investment and securities lending portfolios of $103.1 million. Excluding the change associated with net realized gains/losses, investment income decreased primarily due to lower interest rates, partially offset by higher average invested balances as a result of the reinvestment of operating cash flow.

Benefit Expenses

Consolidated benefit expense was $24.8 billion for 2009, an increase of $1.1 billion, or 4.4%, from $23.7 billion for 2008. The increase primarily was driven by an increase in Retail segment benefit expense primarily due to an increase in the average number of individual Medicare Advantage members and the impact from the acquisitions of Cariten, Metcare, OSF, and SecureHorizons.

The consolidated benefit ratio for 2009 was 82.8%, a 180 basis point decrease from 84.6% for 2008. The decrease primarily was attributable to a decrease in the Retail segment benefit ratio primarily driven by a decline in the individual Medicare benefit ratio, partially offset by an increase in the Employer Group segment benefit ratio. The decline in the individual Medicare benefit ratio primarily resulted from a substantial decline in individual Medicare stand-alone PDP benefit expenses as a result of our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience.

Operating costs

Consolidated operating costs increased $274.3 million, or 7.3%, during 2009 compared to 2008. The increase primarily resulted from an increase in the average number of our employees due to the Medicare growth, primarily in our Retail segment. The average number of our employees increased 1,600 to 28,500 for 2009 from 26,900 for 2008, or 5.9%.

The consolidated operating cost ratio for 2009 was 13.2%, increasing 10 basis points from 13.1% for 2008 primarily due to an increase in the operating cost ratio for the Employer Group segment partially offset by a decline in the Retail segment operating cost ratio.

Depreciation and Amortization

Depreciation and amortization for 2009 totaled $237.4 million compared to $210.4 million for 2008, an increase of $27.0 million, or 12.8%, primarily reflecting depreciation expense associated with capital expenditures since December 31, 2008.

Interest Expense

Interest expense was $105.8 million for 2009, compared to $80.3 million for 2008, an increase of $25.5 million, primarily due to higher interest rates and higher average outstanding debt. In the second quarter of 2008, we issued $500 million of 7.20% senior notes due June 15, 2018 and $250 million of 8.15% senior notes due June 15, 2038, the proceeds of which were used for the repayment of the outstanding balance under our credit agreement. The weighted average effective interest rate for all of our long-term debt was 5.97% for 2009 and 4.73% for 2008.

Income Taxes

Our effective tax rate for 2009 of 35.1% compared to the effective tax rate of 34.8% for 2008. The increase was due to a lower proportion of tax exempt investment income to pretax income substantially offset by the reduction of the $16.8 million liability for unrecognized tax benefits in the first quarter of 2009 as a result of audit settlements. See Note 10 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate.

Retail Segment

			Change
	2009	2008	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	1,406,600	1,355,900	50,700	3.7%
Individual Medicare stand-alone PDP	1,925,400	3,063,800	(1,138,400)	(37.2)%

Total individual Medicare	3,332,000	4,419,700	(1,087,700)	(24.6)%
Individual commercial	397,400	345,200	52,200	15.1%

Total medical members	3,729,400	4,764,900	(1,035,500)	(21.7)%

Individual specialty membership (a)	297,300	324,600	(27,300)	(8.4)%

(a)	Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2009	2008	Dollars	Percentage
	(in thousands)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$15,333,225	$12,987,639	$2,345,586	18.1%
Individual Medicare stand-alone PDP	2,322,432	3,375,636	(1,053,204)	(31.2)%

Total individual Medicare	17,655,657	16,363,275	1,292,382	7.9%
Individual commercial	638,044	519,077	118,967	22.9%
Individual specialty	54,837	66,338	(11,501)	(17.3)%

Total premiums	18,348,538	16,948,690	1,399,848	8.3%

Services	10,049	10,965	(916)	(8.4)%

Total premiums and services revenue	$18,358,587	$16,959,655	$1,398,932	8.2%

Income before income taxes	$1,358,766	$671,168	$687,598	102.4%
Benefit ratio	81.7%	85.0%		(3.3)%
Operating cost ratio	10.8%	10.9%		(0.1)%

Pretax Results

•

Retail segment pretax income was $1.4 billion in 2009, an increase of $687.6 million, or 102.4%, compared to $671.2 million in 2008 primarily due to significantly lower prescription drug claims expenses associated with our individual Medicare stand-alone PDP products discussed below.

Enrollment

•	Individual Medicare Advantage membership increased 50,700 members, or 3.7%, from December 31, 2008 to December 31, 2009, with sales of our PPO products driving the majority of the increase.

•

Individual Medicare stand-alone PDP membership decreased 1,138,400 members, or 37.2%, from December 31, 2008 to December 31, 2009 primarily from our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience.

•	Individual commercial medical membership continued to grow, increasing 52,200 members, or 15.1%, from December 31, 2008 to December 31, 2009.

Premiums

•

Retail segment premiums increased $1.4 billion, or 8.3%, from 2008 to 2009 primarily attributable to higher average individual Medicare Advantage membership and an increase in per member premiums partially offset by a decrease in our individual Medicare stand-alone PDP membership. Individual Medicare Advantage premium revenues increased $2.3 billion, or 18.1%, from 2008 to 2009. Average individual Medicare Advantage membership increased 10.6% in 2009 compared to 2008, including the impact from the 2008 acquisitions of Cariten, Metcare, OSF, and SecureHorizons, discussed previously. Individual Medicare Advantage per member premiums increased 6.7% during 2009 compared to 2008 reflecting the effect of introducing member premiums for most of our Medicare Advantage products. Individual Medicare stand-alone PDP premium revenues decreased $1.1 billion, or 31.2%, during 2009 compared to 2008 primarily due to a 37.2% decrease in individual PDP membership discussed previously.

Benefit expenses

•

The Retail segment benefit ratio decreased 330 basis points from 85.0% in 2008 to 81.7% in 2009 primarily driven by a 360 basis point decline in the individual Medicare benefit ratio. The decline in the individual Medicare benefit ratio primarily resulted from a substantial decline in individual Medicare stand-alone PDP benefit expenses as a result of our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience.

Operating costs

•

The Retail segment operating cost ratio of 10.8% for 2009 decreased 10 basis points from 10.9% for 2008 primarily reflecting efficiency gains associated with servicing higher average individual Medicare Advantage membership. For example, during 2009 we transitioned the recently acquired OSF and Metcare members into our primary Medicare service platform and eliminated the cost of having duplicate platforms.

Employer Group Segment

			Change
	2009	2008	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,442,100	1,633,600	(191,500)	(11.7)%
ASO	1,571,300	1,642,000	(70,700)	(4.3)%

Group Medicare Advantage	101,900	80,000	21,900	27.4%
Group Medicare stand-alone PDP	2,500	2,800	(300)	(10.7)%

Total group Medicare	104,400	82,800	21,600	26.1%

Total medical members	3,117,800	3,358,400	(240,600)	(7.2)%

Group specialty membership (a)	6,761,900	6,244,100	517,800	8.3%

(a)	Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2009	2008	Dollars	Percentage
	(in thousands)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,547,114	$5,650,326	$(103,212)	(1.8)%

Group Medicare Advantage	1,080,076	790,360	289,716	36.7%
Group Medicare stand-alone PDP	4,986	4,764	222	4.7%

Total group Medicare	1,085,062	795,124	289,938	36.5%
Group specialty	834,413	819,249	15,164	1.9%

Total premiums	7,466,589	7,264,699	201,890	2.8%

Services	369,684	352,769	16,915	4.8%

Total premiums and services revenue	$7,836,273	$7,617,468	$218,805	2.9%

(Loss) income before income taxes	$(13,303)	$96,648	$(109,951)	(113.8)%
Benefit ratio	84.2%	83.4%		0.8%
Operating cost ratio	19.5%	18.8%		0.7%

Pretax Results

•

Employer Group segment pretax losses of $13.3 million in 2009 compared to pretax income of $96.6 million in 2008. The decrease from 2008 to 2009 primarily was due to the impact of the economic recession which led to a decline in fully-insured commercial group medical membership as a result of increased in-group member attrition as employers reduced their workforce levels as well as higher utilization of benefits associated with the general economy and the highly competitive environment.

Enrollment

•

Fully-insured commercial group medical membership decreased 191,500 members, or 11.7%, from December 31, 2008 to December 31, 2009 primarily due to the impact of the economic recession which has led to increased in-group member attrition as employers reduce their workforce levels.

•	Group ASO commercial medical membership decreased 70,700 members, or 4.3%, from December 31, 2008 to December 31, 2009 primarily reflecting loss of two larger ASO accounts.

Premiums

•

Employer Group segment premiums increased $201.9 million, or 2.8%, from 2008 to 2009 primarily due to an increase in fully-insured group Medicare Advantage membership and an increase in fully-insured commercial group per member premiums, partially offset by a decline in fully-insured commercial group membership. Per member premiums for fully-insured commercial group accounts increased 5.0% during 2009 compared to 2008.

Benefit expenses

•

The Employer Group segment benefit ratio of 84.2% for 2009 increased 80 basis points from 83.4% for 2008 primarily reflecting an increase in the benefit ratio for our fully-insured commercial group accounts. The increase in the benefit ratio for our fully-insured commercial group accounts reflects higher utilization associated with the general economy and the highly competitive environment, as well as the impact of the H1N1 virus, partially offset by an increase in per member premiums. We experienced higher utilization of benefits in our fully-insured commercial group accounts as in-group attrition, primarily as a result of reductions of less experienced workers, led to a shift in the mix of members to an older workforce having more health care needs, as well as members utilizing more benefits ahead of actual or perceived layoffs, members seeking to maximize their benefits once their deductibles are met, and increased COBRA participation.

Operating costs

•

The Employer Group segment operating cost ratio of 19.5% for 2009 increased 70 basis points from 18.8% for 2008 primarily reflecting lower revenues against a stable fixed cost structure due to a decline in fully-insured commercial group membership.

Health and Well-Being Services Segment

			Change
	2009	2008	Dollars	Percentage
	(in thousands)
Revenues:
Services:
Primary care services	$2,390	$2,017	$373	18.5%
Integrated wellness services	14,022	12,828	1,194	9.3%

Total services revenues	16,412	14,845	1,567	10.6%

Intersegment revenues:
Pharmacy solutions	8,629,921	11,050,687	(2,420,766)	(21.9)%
Primary care services	149,503	146,716	2,787	1.9%
Integrated wellness services	149,815	135,198	14,617	10.8%
Home care services	22,676	10,009	12,667	126.6%

Total intersegment revenues	8,951,915	11,342,610	(2,390,695)	(21.1)%

Total services and intersegment revenues	$8,968,327	$11,357,455	$(2,389,128)	(21.0)%

Income before income taxes	$182,530	$156,042	$26,488	17.0%
Operating cost ratio	97.8%	98.5%		(0.7)%

Pretax results

•

Health and Well-Being Services segment pretax income increased $26.5 million, or 17.0%, from 2008 to $182.5 million for 2009 primarily due to growth in our mail order pharmacy business as well as LifeSynch, our integrated behavioral health and wellness business.

Intersegment revenues

•

Intersegment revenues decreased $2.4 billion, or 21.1%, from 2008 to $9.0 billion for 2009 primarily due to a decline in our pharmacy solutions business primarily as a result of a decrease in average Medicare stand-alone PDP membership from our competitive positioning as we realigned stand-alone PDP premium and benefit designs to correspond with our historical prescription drug claims experience.

Operating costs

•

The Health and Well-Being Services segment operating cost ratio of 97.8% for 2009 decreased 70 basis points from 2008 primarily as a result of scale efficiencies associated with growth in our mail order pharmacy business. During 2008, we opened a new facility for processing prescription drugs that contributed to the growth in our mail order pharmacy business in 2009.

Other Businesses

Pretax income for our Other Businesses of $97.8 million for 2009 increased $32.2 million, or 49.1%, from $65.6 million for 2008. The increase from 2008 to 2009 primarily resulted from other-than-temporary impairments associated with our long-term care investment portfolio in 2008 that we did not experience in 2009.

Liquidity

Our primary sources of cash include receipts of premiums, services revenues, and investment and other income, as well as proceeds from the sale or maturity of our investment securities and borrowings. Our primary uses of cash include disbursements for claims payments, operating costs, interest on borrowings, taxes, purchases of investment securities, acquisitions, capital expenditures, repayments on borrowings, and share repurchases. Because premiums generally are collected in advance of claim payments by a period of up to several months, our business normally should produce positive cash flows during periods of increasing premiums and enrollment. Conversely, cash flows would be negatively impacted during periods of decreasing premiums and enrollment. The use of operating cash flows may be limited by regulatory requirements which require, among other items, that our regulated subsidiaries maintain minimum levels of capital.

Cash and cash equivalents increased to $1,673.1 million at December 31, 2010 from $1,613.6 million at December 31, 2009. The change in cash and cash equivalents for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	2010	2009	2008
	(in thousands)
Net cash provided by operating activities	$2,241,794	$1,421,582	$982,310
Net cash used in investing activities	(1,810,989)	(1,859,261)	(498,324)
Net cash (used in) provided by financing activities	(371,256)	80,844	(554,016)

Increase (decrease) in cash and cash equivalents	$59,549	$(356,835)	$(70,030)

Cash Flow from Operating Activities

The increase in operating cash flows over the three year period primarily results from the corresponding change in earnings, enrollment activity, and changes in working capital items. Cash flows were positively impacted by Medicare enrollment gains in 2010 because premiums generally are collected in advance of claim payments by a period of up to several months. Conversely, during 2009, cash flows were negatively impacted by the payment of run-off claims associated with enrollment losses in our stand-alone PDP business. Our 2008 operating cash flows and earnings were impacted by significantly higher prescription drug claim payments for our Medicare stand-alone PDPs.

Comparisons of our operating cash flows also are impacted by other changes in our working capital. The most significant drivers of changes in our working capital are typically the timing of payments of benefit expenses and receipts for premiums. We illustrate these changes with the following summaries of benefits payable and receivables.

The detail of benefits payable was as follows at December 31, 2010, 2009 and 2008:

				Change
	2010	2009	2008	2010	2009
	(in thousands)
IBNR (1)	$2,051,227	$1,902,700	$1,851,047	$148,527	$51,653
Military services benefits payable (2)	255,180	279,195	306,797	(24,015)	(27,602)
Reported claims in process (3)	136,803	357,718	486,514	(220,915)	(128,796)
Other benefits payable (4)	1,026,096	682,961	561,221	343,135	121,740

Total benefits payable	$3,469,306	$3,222,574	$3,205,579	$246,732	$16,995

(1)	IBNR represents an estimate of benefits payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).

(2)	Military services benefits payable primarily results from the timing of the cost of providing health care services to beneficiaries and the payment to the provider. A corresponding receivable for reimbursement by the federal government is included in the base receivable in the receivables table that follows.
(3)	Reported claims in process represents the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to our pharmacy benefit administrator which fluctuate due to bi-weekly payments and the month-end cutoff.
(4)	Other benefits payable include amounts owed to providers under capitated and risk sharing arrangements.

The increase in benefits payable in 2010 and 2009 primarily was due to an increase in amounts owed to providers under capitated and risk sharing arrangements as well as an increase in IBNR, both primarily as a result of Medicare Advantage membership growth, partially offset by a decrease in the amount of processed but unpaid claims, including pharmacy claims, which fluctuate due to the month-end cutoff. The increase in benefits payable in 2008 primarily was due to the increase in IBNR from growth in Medicare Advantage members and, to a lesser extent, benefit claims inflation, an increase in the amount of processed but unpaid claims, including pharmacy claims, which fluctuate due to month-end cutoff, and an increase in amounts owed to providers under capitated and risk sharing arrangements from Medicare Advantage membership growth.

The detail of total net receivables was as follows at December 31, 2010, 2009 and 2008:

				Change
	2010	2009	2008	2010	2009
	(in thousands)
Military services:
Base receivable	$424,786	$451,248	$436,009	$(26,462)	$15,239
Change orders	2,052	2,024	6,190	28	(4,166)

Military services subtotal	426,838	453,272	442,199	(26,434)	11,073
Medicare	216,080	238,056	232,608	(21,976)	5,448
Commercial and other	367,570	183,124	164,035	184,446	19,089
Allowance for doubtful accounts	(51,470)	(50,832)	(49,160)	(638)	(1,672)

Total net receivables	$959,018	$823,620	$789,682	135,398	33,938

Reconciliation to cash flow statement:
Provision for doubtful accounts				18,708	19,054
Receivables from acquisition				(108,571)	6,974

Change in receivables per cash flow statement resulting in cash from operations				$45,535	$59,966

Military services base receivables consist of estimated claims owed from the federal government for health care services provided to beneficiaries and underwriting fees. The claim reimbursement component of military services base receivables is generally collected over a three to four month period. The timing of claim reimbursements resulted in the $26.5 million decrease in base receivables for 2010 as compared to 2009 and the $15.2 million and $31.4 million increase in base receivables for 2009 as compared to 2008 and 2008 as compared to 2007, respectively.

Medicare receivables are impacted by the timing of accruals and related collections associated with the CMS risk-adjustment model.

Commercial and other receivables for 2010 include $108.6 million of patient services receivables acquired with the acquisition of Concentra in December 2010. Excluding the receivables acquired with Concentra, the timing of reimbursements from the Puerto Rico Health Insurance Administration for our Medicaid business resulted in the increase in commercial and other receivables for 2010 as compared to 2009.

In addition to the timing of receipts for premiums and payments of benefit expenses, other working capital items impacting operating cash flows over the past three years primarily resulted from the timing of payments for the Medicare Part D risk corridor provisions of our contracts with CMS as well as changes in the timing of collections of pharmacy rebates.

Cash Flow from Investing Activities

We reinvested a portion of our operating cash flows in investment securities, primarily fixed income securities, totaling $827.0 million in 2010, $1,975.2 million in 2009, and $685.5 million in 2008. Our ongoing capital expenditures primarily relate to our information technology initiatives and administrative facilities necessary for activities such as claims processing, billing and collections, wellness solutions, care coordination, regulatory compliance and customer service. Total capital expenditures, excluding acquisitions, were $222.3 million in 2010, $185.5 million in 2009, and $261.6 million in 2008. Increased capital spending in 2008 included expenditures associated with constructing a new data center building and mail-order pharmacy warehouse. We expect total capital expenditures in 2011 of approximately $280 million reflecting increased spending due to the Concentra acquisition. Cash consideration paid for acquisitions, net of cash acquired, of $832.5 million in 2010, $12.4 million in 2009, and $422.9 million in 2008 primarily related to the Concentra acquisition in 2010 and the SecureHorizons, OSF, and Cariten acquisitions in 2008.

Cash Flow from Financing Activities

Receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk were $237.2 million less than claims payments during 2010, $493.5 million higher than claim payments during 2009, and $188.7 million higher than claims payments during 2008. See Note 2 to the consolidated financial statements included in Item 8.-Financial Statements and Supplementary Data for further description.

During 2010, we repurchased 1.99 million shares for $100.0 million under the stock repurchase plan authorized by the Board of Directors in December 2009. During 2009, there were no repurchases of common shares under stock repurchase plans authorized by the Board of Directors. During 2008, we repurchased 2.10 million common shares for $92.8 million under a stock repurchase plan previously authorized by the Board of Directors. We also acquired common shares in connection with employee stock plans for an aggregate cost of $8.5 million in 2010, $22.8 million in 2009, and $13.3 million in 2008.

In 2009, net borrowings under our then existing credit agreement decreased $250.0 million primarily from the repayment of amounts borrowed to fund the acquisition of Cariten. During 2008, the net repayment of $550 million under our credit agreement primarily related to amounts repaid from the issuance of $750 million in senior notes offset by the $250 million financing of the Cariten acquisition.

In June 2008, we issued $500 million of 7.20% senior notes due June 15, 2018 and $250 million of 8.15% senior notes due June 15, 2038. Our net proceeds, reduced for the original issue discount and cost of the offering, were $742.6 million. We used the net proceeds from the offering for the repayment of the outstanding balance under our then existing credit agreement.

In exchange for terminating interest-rate swap agreements in 2008, we received cash of $93.0 million.

The remainder of the cash used in or provided by financing activities in 2010, 2009, and 2008 primarily resulted from the change in the securities lending payable. The decrease in securities lending since 2008 resulted from lower margins earned under the program.

Future Sources and Uses of Liquidity

Stock Repurchase Authorization

In December 2009, the Board of Directors authorized the repurchase of up to $250 million of our common shares exclusive of shares repurchased in connection with employee stock plans. Under this share repurchase authorization, shares may be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately-negotiated transactions, subject to certain regulatory restrictions on volume, pricing, and timing. During 2010, we repurchased 1.99 million shares in open market transactions for $100.0 million at an average price of $50.17. As of February 4, 2011, the remaining authorized amount totaled $150.0 million and the authorization expires on December 31, 2011.

Senior Notes

During 2008, we issued $500 million of 7.20% senior notes due June 15, 2018 and $250 million of 8.15% senior notes due June 15, 2038. The 7.20% and 8.15% senior notes are subject to an interest rate adjustment if the debt ratings assigned to the notes are downgraded (or subsequently upgraded) and contain a change of control provision that may require us to purchase the notes under certain circumstances. We also previously issued $300 million of 6.30% senior notes due August 1, 2018 and $500 million of 6.45% senior notes due June 1, 2016. All four series of our senior notes, which are unsecured, may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and a specified make-whole amount. Concurrent with the senior notes issuances, we entered into interest-rate swap agreements to exchange the fixed interest rate under these senior notes for a variable interest rate based on LIBOR. During 2008, we terminated all of our swap agreements. We may re-enter into interest-rate swap agreements in the future depending on market conditions and other factors. Our senior notes and related swap agreements are more fully discussed in Notes 11 and 12 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Credit Agreement

In December 2010, we replaced our 5-year $1.0 billion unsecured revolving credit agreement which was set to expire in July 2011 with a 3-year $1.0 billion unsecured revolving agreement expiring December 2013. Under the new credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR or the base rate plus a spread. The spread, currently 200 basis points, varies depending on our credit ratings ranging from 150 to 262.5 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 37.5 basis points, may fluctuate between 25 and 62.5 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.

The terms of the new credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse event clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of a minimum level of net worth of $5,257.9 million at December 31, 2010 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $6,924.1 million and a leverage ratio of 0.8:1, as measured in accordance with the credit agreement as of December 31, 2010. In addition, the new credit agreement includes an uncommitted $250 million incremental loan facility.

At December 31, 2010, we had no borrowings outstanding under the credit agreement. We have outstanding letters of credit of $10.4 million secured under the credit agreement. No amounts have ever been drawn on these letters of credit. Accordingly, as of December 31, 2010, we had $989.6 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.

Other Long-Term Borrowings

Other long-term borrowings of $37.0 million at December 31, 2010 represent junior subordinated debt of $36.1 million and financing for the renovation of a building of $0.9 million. The junior subordinated debt, which is due in 2037, may be called by us without penalty in 2012 and bears a fixed annual interest rate of 8.02% payable quarterly until 2012, and then payable at a floating rate based on LIBOR plus 310 basis points. The debt associated with the building renovation bears interest at 2.00%, is collateralized by the building, and is payable in various installments through 2014.

Liquidity Requirements

We believe our cash balances, investment securities, operating cash flows, and funds available under our credit agreement or from other public or private financing sources, taken together, provide adequate resources to fund ongoing operating and regulatory requirements, future expansion opportunities, and capital expenditures for at least the next twelve months, as well as to refinance or repay debt and repurchase shares.

Adverse changes in our credit rating may increase the rate of interest we pay and may impact the amount of credit available to us in the future. Our investment-grade credit rating at December 31, 2010 was BBB- according to Standard & Poor’s Rating Services, or S&P, and Baa3 according to Moody’s Investors Services, Inc., or Moody’s. A downgrade by S&P to BB+ or by Moody’s to Ba1 triggers an interest rate increase of 25 basis points with respect to $750 million of our senior notes. Successive one notch downgrades increase the interest rate an additional 25 basis points, or annual interest expense by $1.9 million, up to a maximum 100 basis points, or annual interest expense by $7.5 million.

In addition, we operate as a holding company in a highly regulated industry. The parent company is dependent upon dividends and administrative expense reimbursements from our subsidiaries, most of which are subject to regulatory restrictions. Cash, cash equivalents and short-term investments at the parent company decreased $112.0 million to $553.6 million at December 31, 2010 compared to $665.6 million at December 31, 2009, primarily due to cash paid for the Concentra acquisition partially offset by dividends from our subsidiaries. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our state-regulated operating subsidiaries. During 2010, our subsidiaries paid dividends of $746.6 million to the parent compared to $774.1 million in 2009 and $296.0 million in 2008. In addition, the parent made capital contributions to our subsidiaries of $230.0 million in 2010 compared to $132.3 million in 2009 and $242.8 million in 2008. The parent paid cash to fund acquisitions of $839.6 million in 2010, $5.9 million in 2009, and $566.3 million in 2008 primarily related to the Concentra acquisition in 2010 and the SecureHorizons, OSF, and Cariten acquisitions in 2008.

Regulatory Requirements

Certain of our subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required.

Although minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements can vary significantly at the state level. Our state regulated subsidiaries had aggregate statutory capital and surplus of approximately $4.3 billion and $3.8 billion as of December 31, 2010 and 2009, respectively, which exceeded aggregate minimum regulatory requirements. The amount of dividends that may be paid to our parent company in 2011 without prior approval by state regulatory authorities is approximately $740 million in the aggregate. This compares to dividends that were able to be paid in 2010 without prior regulatory approval of approximately $720 million.

Contractual Obligations

We are contractually obligated to make payments for years subsequent to December 31, 2010 as follows:

	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in thousands)
Debt	$1,586,988	$447	$333	$125	$1,586,083
Interest (1)	1,203,133	114,226	225,342	217,507	646,058
Operating leases (2)	810,234	190,525	295,868	190,164	133,677
Purchase obligations (3)	148,169	81,376	63,050	3,743	0
Future policy benefits payable and other long-term liabilities (4)	1,818,658	52,936	249,311	138,078	1,378,333

Total	$5,567,182	$439,510	$833,904	$549,617	$3,744,151

(1)	Interest includes the estimated contractual interest payments under our debt agreements.
(2)	We lease facilities, computer hardware, and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2025. We sublease facilities or partial facilities to third party tenants for space not used in our operations which partially mitigates our operating lease commitments. An operating lease is a type of off-balance sheet arrangement. Assuming we acquired the asset, rather than leased such asset, we would have recognized a liability for the financing of these assets. See also Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
(3)	Purchase obligations include agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.
(4)	Includes future policy benefits payable ceded to third parties through 100% coinsurance agreements as more fully described in Note 19 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. We expect the assuming reinsurance carriers to fund these obligations and reflected these amounts as reinsurance recoverables included in other long-term assets on our consolidated balance sheet. Amounts payable in less than one year are included in trade accounts payable and accrued expenses in the consolidated balance sheet.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2010, we are not involved in any SPE transactions.

Guarantees and Indemnifications

Through indemnity agreements approved by the state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by Humana Inc., our parent company, in the event of insolvency for (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent also has guaranteed the obligations of our military services subsidiaries.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of us, or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Related Parties

No related party transactions had a material effect on our results of operations, financial position, or cash flows. Certain related party transactions not having a material effect are discussed in our Proxy Statement for the meeting to be held April 21, 2011 appearing under the caption “Certain Transactions with Management and Others” of such Proxy Statement.

Government Contracts

Our Medicare business, which accounted for approximately 65% of our consolidated premiums and services revenue for the year ended December 31, 2010, primarily consisted of products covered under the Medicare Advantage and Medicare Part D Prescription Drug Plan contracts with the federal government. These contracts are renewed generally for a one-year term each December 31 unless CMS notifies us of its decision not to renew by August 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare business have been renewed for 2011.

CMS uses a risk-adjustment model which apportions premiums paid to Medicare Advantage plans according to health severity. The risk-adjustment model pays more for enrollees with predictably higher costs. Under this model, rates paid to Medicare Advantage plans are based on actuarially determined bids, which include a process whereby our prospective payments are based on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s original Medicare program. Under the risk-adjustment methodology, all Medicare Advantage plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses this diagnosis data to calculate the risk adjusted premium payment to Medicare Advantage plans. We generally rely on providers to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims.

CMS is continuing to perform audits of various companies’ selected Medicare Advantage contracts related to this risk adjustment diagnosis data. These audits are referred to herein as Risk-Adjustment Data Validation Audits, or RADV audits. RADV audits review medical record documentation in an attempt to validate provider coding practices and the presence of risk adjustment conditions which influence the calculation of premium payments to Medicare Advantage plans. To date, six Humana contracts have been selected by CMS for RADV audits for the 2007 contract year, consisting of one “pilot” audit and five “targeted” audits for Humana plans.

On December 21, 2010, CMS posted a description of the agency’s proposed RADV sampling and payment adjustment calculation methodology to its website, and invited public comment, noting that CMS may revise its sampling and payment error calculation methodology based upon the comments received. We believe the audit and payment adjustment methodology proposed by CMS is fundamentally flawed and actuarially unsound. In essence, in making the comparison referred to above, CMS relies on two interdependent sets of data to set payment rates for Medicare Advantage (MA) plans: (1) fee for service (FFS) data from the government’s original Medicare program; and (2) MA data. The proposed methodology would review medical records for only one set of data (MA data), while not performing the same exercise on the other set (FFS data). However, because these two sets of data are inextricably linked, we believe CMS must audit and validate both of them before extrapolating any potential RADV audit results, in order to ensure that any resulting payment adjustment is accurate. We believe that the Social Security Act, under which the payment model was established, requires the consistent use of these data sets in determining risk-adjusted payments to MA plans. Furthermore, our payment received from CMS, as well as benefits offered and premiums charged to members, is based on bids that did not, by CMS design, include any assumption of retroactive audit payment adjustments. We believe that applying a retroactive audit adjustment after CMS acceptance of bids would improperly alter this process of establishing member benefits and premiums.

CMS has received public comments, including our comments and comments from other industry participants and the American Academy of Actuaries, which expressed concerns about the failure to appropriately compare the two sets of data. On February 3, 2011, CMS issued a statement that it was closely evaluating the comments it has received on this matter and anticipates making changes to the proposed methodology based on input it has received, although we are unable to predict the extent of changes that they may make.

We believe that the proposed methodology is actuarially unsound and in violation of the Social Security Act. We intend to defend that position vigorously. However, if CMS moves forward with implementation of the proposed methodology without changes to adequately address the data inconsistency issues described above, it would have a material adverse effect on our revenues derived from the Medicare Advantage program and, therefore, our results of operations, financial position, and cash flows.

Our Medicaid business, which accounted for approximately 2% of our consolidated premiums and services revenue for the year ended December 31, 2010, consists of contracts in Puerto Rico and Florida, with the vast majority in Puerto Rico. Effective October 1, 2010, the Puerto Rico Health Insurance Administration, or PRHIA, awarded us three contracts for the East, Southeast, and Southwest regions for a one year term with two options to extend the contracts for an additional term of up to one year, exercisable at the sole discretion of the PRHIA.

The loss of any of the contracts above or significant changes in these programs as a result of legislative action, including reductions in premium payments to us, or increases in member benefits without corresponding increases in premium payments to us may have a material adverse effect on our results of operations, financial position, and cash flows.

Our military services business, which accounted for approximately 11% of our consolidated premiums and services revenue for the year ended December 31, 2010, primarily consists of the TRICARE South Region contract. The original 5-year South Region contract expired on March 31, 2009 and was extended through March 31, 2011. On October 5, 2010, we were notified that the Department of Defense TRICARE Management Activity, or TMA, intended to negotiate with us for an extension of our administration of the TRICARE South Region contract, and on January 6, 2011, an Amendment of Solicitation/Modification of Contract to the TRICARE South Region contract, in the form of an undefinitized contract action, became effective. The Amendment adds one additional one-year option period, Option Period IX (which runs from April 1, 2011 through March 31, 2012). The Amendment does not include the costs of the underwritten target health care cost and underwritten health care target fee, which will be negotiated separately. On January 21, 2011, the TMA notified us of their intent to exercise Option Period IX.

As required under the current contract, the target underwritten health care cost and underwriting fee amounts for Option Period IX will be negotiated separately. Any variance from the target health care cost is shared with the federal government. Accordingly, events and circumstances not contemplated in the negotiated target health care cost amount may have a material adverse effect on us. These changes may include an increase or reduction in the number of persons enrolled or eligible to enroll due to the federal government’s decision to increase or decrease U.S. military deployments. In the event government reimbursements were to decline from projected amounts, any failure to reduce the health care costs associated with these programs may have a material adverse effect on our results of operations, financial position, and cash flows.

In July 2009, we were notified by the Department of Defense, or DoD, that we were not awarded the third generation TRICARE program contract for the South Region which had been subject to competing bids. We filed a protest with the Government Accountability Office, or GAO, in connection with the award to another contractor citing discrepancies between the award criteria and procedures prescribed in the request for proposals issued by the DoD and those that appear to have been used by the DoD in making its contractor selection. In October 2009, we learned that the GAO had upheld our protest, determining that the TMA evaluation of our proposal had unreasonably failed to fully recognize and reasonably account for the likely cost savings associated with our record of obtaining network provider discounts from our established network in the South Region. On December 22, 2009, we were advised that TMA notified the GAO of its intent to implement corrective action consistent with the discussion contained within the GAO’s decision with respect to our protest. On October 22, 2010, TMA issued its latest amendment to the request for proposal requesting from offerors final proposal revisions to address, among other things, health care cost savings resulting from provider network discounts in the South Region. We submitted our final proposal revisions on November 9, 2010. At this time, we are not able to determine whether or not the protest decision by the GAO will have any effect upon the ultimate disposition of the contract award.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We continuously evaluate our estimates and those critical accounting policies related primarily to benefit expenses and revenue recognition as well as accounting for impairments related to our investment securities, goodwill, and long-lived assets. These estimates are based on knowledge of current events and anticipated future events and, accordingly, actual results ultimately may differ from those estimates. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Benefit Expense Recognition

Benefit expenses are recognized in the period in which services are provided and include an estimate of the cost of services which have been incurred but not yet reported, or IBNR. IBNR represents a substantial portion of our benefits payable as follows:

	December 31,	Percentage	December 31,	Percentage
	2010	of Total	2009	of Total
	(dollars in thousands)
IBNR	$2,051,227	59.1%	$1,902,700	59.0%
Reported claims in process	136,803	3.9%	357,718	11.1%
Other benefits payable	1,026,096	29.6%	682,961	21.2%

Benefits payable, excluding military services	3,214,126	92.6%	2,943,379	91.3%
Military services benefits payable	255,180	7.4%	279,195	8.7%

Total benefits payable	$3,469,306	100.0%	$3,222,574	100.0%

Military services benefits payable primarily consists of our estimate of incurred healthcare services provided to beneficiaries which are in turn reimbursed by the federal government as more fully described in Note 2 to the consolidated financial statements included in Item 8. - Financial Statements and Supplementary Data. This amount is generally offset by a corresponding receivable due from the federal government, as more fully-described in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Cash Flow from Operating Activities.”

Estimating IBNR is complex and involves a significant amount of judgment. Changes in this estimate can materially affect, either favorably or unfavorably, our results of operations and overall financial position. Accordingly, it represents a critical accounting estimate. Most benefit claims are paid within a few months of the member receiving service from a physician or other health care provider. As a result, these liabilities generally are described as having a “short-tail”. As such, we expect that substantially all of the December 31, 2010 estimate of benefits payable will be known and paid during 2011.

Our reserving practice is to consistently recognize the actuarial best point estimate within a level of confidence required by actuarial standards. Actuarial standards of practice generally require a level of confidence such that the liabilities established for IBNR have a greater probability of being adequate versus being insufficient, or such that the liabilities established for IBNR are sufficient to cover obligations under an assumption of moderately adverse conditions. Adverse conditions are situations in which the actual claims are expected to be higher than the otherwise estimated value of such claims at the time of the estimate. Therefore, in many situations, the claim amounts ultimately settled will be less than the estimate that satisfies the actuarial standards of practice.

We develop our estimate for IBNR using actuarial methodologies and assumptions, primarily based upon historical claim experience. Depending on the period for which incurred claims are estimated, we apply a different method in determining our estimate. For periods prior to the most recent three months, the key assumption used in estimating our IBNR is that the completion factor pattern remains consistent over a rolling 12-month period after adjusting for known changes in claim inventory levels and known changes in claim payment processes. Completion factors result from the calculation of the percentage of claims incurred during a given period that have historically been adjudicated as of the reporting period. For the most recent three months, the incurred claims are estimated primarily from a trend analysis based upon per member per month claims trends developed from our historical experience in the preceding months, adjusted for known changes in estimates of recent hospital and drug utilization data, provider contracting changes, changes in benefit levels, changes in member cost sharing, changes in medical management processes, product mix, and weekday seasonality.

The completion factor method is used for the months of incurred claims prior to the most recent three months because the historical percentage of claims processed for those months is at a level sufficient to produce a consistently reliable result. Conversely, for the most recent three months of incurred claims, the volume of claims processed historically is not at a level sufficient to produce a reliable result, which therefore requires us to examine historical trend patterns as the primary method of evaluation. Changes in claim processes, including receipt cycle times, claim inventory levels, recoveries of overpayments, outsourcing, system conversions, and processing disruptions due to weather or other events affect views regarding the reasonable choice of completion factors. The receipt cycle time measures the average length of time between when a medical claim was initially incurred and when the claim form was received. Increased electronic claim submissions from providers have decreased the receipt cycle time over the last few years. For example, the average receipt cycle time has decreased from 15.0 days in 2008 to 13.8 days in 2010 which represents an 8.0% reduction in cycle time over the three year period. If claims are submitted or processed on a faster (slower) pace than prior periods, the actual claim may be more (less) complete than originally estimated using our completion factors, which may result in reserves that are higher (lower) than required.

Medical cost trends potentially are more volatile than other segments of the economy. The drivers of medical cost trends include increases in the utilization of hospital facilities, physician services, new higher priced technologies and medical procedures, and new prescription drugs and therapies, as well as the inflationary effect on the cost per unit of each of these expense components. Other external factors such as government-mandated benefits or other regulatory changes, the tort liability system, increases in medical services capacity, direct to consumer advertising for prescription drugs and medical services, an aging population, lifestyle changes including diet and smoking, catastrophes, and epidemics also may impact medical cost trends. Internal factors such as system conversions, claims processing cycle times, changes in medical management practices and changes in provider contracts also may impact our ability to accurately predict estimates of historical completion factors or medical cost trends. All of these factors are considered in estimating IBNR and in estimating the per member per month claims trend for purposes of determining the reserve for the most recent three months. Additionally, we continually prepare and review follow-up studies to assess the reasonableness of the estimates generated by our process and methods over time. The results of these studies are also considered in determining the reserve for the most recent three months. Each of these factors requires significant judgment by management.

The completion and claims per member per month trend factors are the most significant factors impacting the IBNR estimate. The portion of IBNR estimated using completion factors for claims incurred prior to the most recent three months is generally less variable than the portion of IBNR estimated using trend factors. The following table illustrates the sensitivity of these factors assuming moderate adverse experience and the estimated potential impact on our operating results caused by reasonably likely changes in these factors based on December 31, 2010 data:

Completion Factor (a):		Claims Trend Factor (b):
Factor Change (c)	Decrease in Benefits Payable	Factor Change (c)	Decrease in Benefits Payable
(dollars in thousands)

1.25%	$(184,444)	(5.00)%	$(249,764)
1.10%	$(162,310)	(4.25)%	$(212,299)
0.95%	$(140,177)	(3.50)%	$(174,835)
0.80%	$(118,044)	(2.75)%	$(137,370)
0.65%	$(95,911)	(2.00)%	$(99,906)
0.50%	$(73,777)	(1.25)%	$(62,441)
0.35%	$(51,644)	(0.25)%	$(12,488)

(a)	Reflects estimated potential changes in benefits payable at December 31, 2010 caused by changes in completion factors for incurred months prior to the most recent three months.
(b)	Reflects estimated potential changes in benefits payable at December 31, 2010 caused by changes in annualized claims trend used for the estimation of per member per month incurred claims for the most recent three months.
(c)	The factor change indicated represents the percentage point change.

The following table provides a historical perspective regarding the accrual and payment of our benefits payable, excluding military services. Components of the total incurred claims for each year include amounts accrued for current year estimated benefit expenses as well as adjustments to prior year estimated accruals.

	2010	2009	2008
	(in thousands)
Balances at January 1	$2,943,379	$2,898,782	$2,355,461
Acquisitions	0	0	96,021
Incurred related to:
Current year	24,185,717	21,943,547	21,114,008
Prior years	(434,015)	(252,756)	(268,027)

Total incurred	23,751,702	21,690,791	20,845,981

Paid related to:
Current year	(21,671,345)	(19,581,314)	(18,601,120)
Prior years	(1,809,610)	(2,064,880)	(1,797,561)

Total paid	(23,480,955)	(21,646,194)	(20,398,681)

Balances at December 31	$3,214,126	$2,943,379	$2,898,782

The following table summarizes the changes in estimate for incurred claims related to prior years attributable to our key assumptions. As previously described, our key assumptions consist of trend and completion factors estimated using an assumption of moderately adverse conditions. The amounts below represent the difference between our original estimates and the actual benefit expenses ultimately incurred as determined from subsequent claim payments.

	Favorable Development by Changes in Key Assumptions
	2010		2009		2008
		Factor		Factor		Factor
	Amount	Change (a)	Amount	Change (a)	Amount	Change (a)
	(dollars in thousands)
Completion factors	$(220,653)	1.6%	$(101,585)	0.8%	$(92,759)	1.0%
Trend factors	(213,362)	(4.7)%	(151,171)	(3.5)%	(175,268)	(5.2)%

Total	$(434,015)		$(252,756)		$(268,027)

(a)	The factor change indicated represents the percentage point change.

As previously discussed, our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for claims. Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. The amount of redundancy over the last three years primarily has been impacted by the growth in our Medicare business, coupled with the application of consistent reserving practices. When we recognize a release of the redundancy, we disclose the amount that is not in the ordinary course of business, if material. During 2010, we experienced prior year favorable reserve releases not in the ordinary course of business of approximately $231.2 million. This favorable reserve development primarily resulted from improvements in the claims processing environment and, to a lesser extent, better than originally estimated utilization as well as a shortening of the cycle time associated with provider claim submissions. The improvements in the claims processing environment benefited all lines of business, but were most prominent in our Medicare PFFS line of business. These improvements resulted in recoveries from the identification of claims billed at higher cost codes than those documented in the medical records via audits, as well as an improved ability to collect overpayments due to the development of system enhancements to our commercial claims processing platform. We believe we have consistently applied our methodology in determining our best estimate for benefits payable.

We continually adjust our historical trend and completion factor experience with our knowledge of recent events that may impact current trends and completion factors when establishing our reserves. Because our reserving practice is to consistently recognize the actuarial best point estimate using an assumption of moderately adverse conditions as required by actuarial standards, there is a reasonable possibility that variances between actual trend and completion factors and those assumed in our December 31, 2010 estimates would fall towards the middle of the ranges previously presented in our sensitivity table.

Benefit expenses associated with military services and provisions associated with future policy benefits excluded from the previous table were as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(in thousands)
Military services	$3,059,492	$3,019,655	$2,819,787
Future policy benefits	305,875	73,130	64,338

Total	$3,365,367	$3,092,785	$2,884,125

Our TRICARE contract contains provisions whereby the federal government bears a substantial portion of the risk of financing health benefits. The federal government both reimburses us for our cost of providing health benefits and bears responsibility for 80% of any variance from the annual targeted health care cost and actual health care cost as more fully described in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Military Services.” Therefore, the impact on our income from operations from changes in estimate for TRICARE benefits payable is reduced substantially by corresponding adjustments to revenues. The net decrease to income from operations as determined retrospectively, after giving consideration to claim development occurring in the current period, was approximately $9.4 million for 2009 and $7.8 million for 2008. The impact from changes in estimates for 2010 is not yet determinable as the amount of prior period development recorded in 2011 will change as our December 31, 2010 benefits payable estimate develops throughout 2011.

Future policy benefits payable of $1,492.9 million and $1,193.0 million at December 31, 2010 and 2009, respectively, represent liabilities for long-duration insurance policies including long-term care, health, and life insurance policies and annuities sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. These reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, withdrawal and maintenance expense assumptions from published actuarial tables, modified based upon actual experience. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is acquired and would only change if our expected future experience deteriorated to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits. Future policy benefits payable include $824.6 million at December 31, 2010 and $571.9 million at December 31, 2009 associated with a closed block of long-term care policies acquired in connection with the November 30, 2007 KMG acquisition. Long-term care policies provide for long-duration coverage and, therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual morbidity and mortality rates from those assumed in our reserves are particularly significant to our closed block of long-term care policies. We monitor the loss experience of these long-term care policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases and/or loss experience vary from our acquisition date assumptions, future adjustments to reserves could be required. During the fourth quarter of 2010, certain states approved premium rate increases for a large portion of our long-term care block that were significantly below our acquisition date assumptions. Based on these actions by the states, combined with lower interest rates and higher actual expenses as compared to acquisition date assumptions, we determined that our existing future policy benefits payable, together with the present value of future gross premiums, associated with our long-term care policies were not adequate to provide for future policy benefits under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during the fourth quarter of 2010 we recorded $138.9 million of additional benefit expense, with a corresponding increase in future policy benefits payable of $170.3 million partially offset by a related reinsurance recoverable of $31.4 million included in other long-term assets. In addition, future policy benefits payable include amounts of $218.9 million at December 31, 2010 and $225.0 million at December 31, 2009 which are subject to 100% coinsurance agreements as more fully described in Note 19 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, and as such are offset by a related reinsurance recoverable included in other long-term assets.

Revenue Recognition

We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions.

Our commercial contracts establish rates on a per member basis for each month of coverage. Our Medicare and Medicaid contracts also establish monthly rates per member. However, our Medicare contracts also have additional provisions as outlined in the following separate section.

Premium revenues and administrative services only, or ASO, fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. In addition, we adjust revenues for estimated changes in an employer’s enrollment and individuals that ultimately may fail to pay, and beginning January 1, 2011, for estimated rebates to policyholders under the minimum benefit ratios required under the Health Insurance Reform Legislation. Enrollment changes not yet processed or not yet reported by an employer group or the government, also known as retroactive membership adjustments, are estimated based on available data and historical trends. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in the current period’s revenue.

We bill and collect premium and administrative fee remittances from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums and administrative fees from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues from CMS for our Medicare products resulting from the periodic changes in risk-adjustment scores for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.

Medicare Part D Provisions

We cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The payments we receive monthly from CMS and members, which are determined from our annual bid, represent amounts for providing prescription drug insurance coverage. We recognize premium revenues for providing this insurance coverage ratably over the term of our annual contract. Our CMS payment is subject to risk sharing through the Medicare Part D risk corridor provisions. In addition, we receive and disburse amounts for portions of prescription drug costs for which we are not at risk, as described more fully below.

The risk corridor provisions compare costs targeted in our bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received. We estimate and recognize an adjustment to premium revenues related to these risk corridor provisions based upon pharmacy claims experience to date as if the annual contract were to terminate at the end of the reporting period. Accordingly, this estimate provides no consideration to future pharmacy claims experience. We record a receivable or payable at the contract level and classify the amount as current or long-term in the consolidated balance sheets based on the expected settlement.

The estimate of the settlement associated with risk corridor provisions requires us to consider factors that may not be certain at period end, including member eligibility and risk adjustment score differences with CMS as well as pharmacy rebates from manufacturers. These factors have an offsetting effect on changes in the risk corridor estimate. In 2010, we paid $180.2 million related to our reconciliation with CMS regarding the 2009 Medicare Part D risk corridor provisions compared to our estimate of $144.6 million at December 31, 2009. In 2009, we received net proceeds of $59.6 million related to our reconciliation with CMS regarding the 2008 Medicare Part D risk corridor provisions compared to our estimate of $55.4 million at December 31, 2008. The net liability associated with the 2010 risk corridor estimate, which will be settled in 2011, was $387.6 million at December 31, 2010.

Reinsurance and low-income cost subsidies represent funding from CMS in connection with the Medicare Part D program for which we assume no risk. Reinsurance subsidies represent funding from CMS for its portion of prescription drug costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent funding from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. A reconciliation and related settlement of CMS’s prospective subsidies against actual prescription drug costs we paid is made after the end of the year. We account for these subsidies as a deposit in our consolidated balance sheets and as a financing activity in our consolidated statements of cash flows. We do not recognize premium revenues or benefit expense for these subsidies. Receipt and payment activity is accumulated at the contract level and recorded in our consolidated balance sheets in other current assets or trade accounts payable and accrued expenses depending on the contract balance at the end of the reporting period. Gross financing receipts were $1,757.2 million and gross financing withdrawals were $1,994.4 million during 2010. CMS subsidy activity recorded to the consolidated balance sheets at December 31, 2010 was $16.2 million to other current assets and $170.2 million to trade accounts payable and accrued expenses.

In order to allow plans offering enhanced benefits the maximum flexibility in designing alternative prescription drug coverage, CMS provided a demonstration payment option in lieu of the reinsurance subsidy for plans offering enhanced coverage, or coverage beyond CMS’s defined standard benefits. The demonstration payment option, available to plans through 2010, was an arrangement in which CMS agreed to pay a capitation amount to a plan for assuming the government’s portion of prescription drug costs in the catastrophic layer of coverage. The capitation amount represented a fixed monthly amount per member to provide prescription drug coverage in the catastrophic layer. We chose the demonstration payment option for some of our plans that offered enhanced coverage over the last three years. This capitation amount, derived from our annual bid submissions, was recorded as premium revenue. The variance between the capitation amount and actual drug costs in the catastrophic layer was subject to risk sharing as part of the risk corridor settlement.

Settlement of the reinsurance and low-income cost subsidies as well as the risk corridor payment is based on a reconciliation made approximately 9 months after the close of each calendar year. This reconciliation process requires us to submit claims data necessary for CMS to administer the program.

Medicare Risk-Adjustment Provisions

CMS utilizes a risk-adjustment model which apportions premiums paid to Medicare Advantage plans according to health severity. A risk-adjustment model pays more for enrollees with predictably higher costs. Under the risk-adjustment methodology, all Medicare Advantage plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses this diagnosis data to calculate the risk adjusted premium payment to Medicare Advantage plans. Rates paid to Medicare Advantage plans are established under an actuarial bid model, including a process whereby our payments are based on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s original Medicare program. We generally rely on providers to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims. We estimate risk-adjustment revenues based upon the diagnosis data submitted to CMS and ultimately accepted by CMS. The risk-adjustment model is more fully described in Item 1. – Business under the section titled “Individual Medicare.”

Military services

In 2010, revenues derived from our military services business represented approximately 11% of consolidated premiums and services revenue. Military services premiums and services revenue primarily is derived from our TRICARE South Region contract with the Department of Defense. The single TRICARE contract for the South Region includes multiple revenue generating activities. We allocate the consideration to the various components of the contract based on the relative fair value of the components. TRICARE revenues consist generally of (1) an insurance premium for assuming underwriting risk for the cost of civilian health care services delivered to eligible beneficiaries; (2) health care services provided to beneficiaries which are in turn reimbursed by the federal government; and (3) administrative services fees related to claim processing, customer service, enrollment, and other services. We recognize the insurance premium as revenue ratably over the period coverage is provided. Health care services reimbursements are recognized as revenue in the period health services are provided. Administrative services fees are recognized as revenue in the period services are performed.

The TRICARE South Region contract contains provisions whereby the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. Annually, we negotiate a target health care cost amount, or target cost, with the federal government and determine an underwriting fee. Any variance from the target cost is shared. We earn more revenue or incur additional costs based on the variance of actual health care costs versus the negotiated target cost. We receive 20% for any cost underrun, subject to a ceiling that limits the underwriting profit to 10% of the target cost. We pay 20% for any cost overrun, subject to a floor that limits the underwriting loss to negative 4% of the target cost. A final settlement occurs 12 to 18 months after the end of each contract year to which it applies. We defer the recognition of any revenues for favorable contingent underwriting fee adjustments related to cost underruns until the amount is determinable and the collectibility is reasonably assured. We estimate and recognize unfavorable contingent underwriting fee adjustments related to cost overruns currently in operations as an increase in benefit expenses. We continually review these benefit expense estimates of future payments to the government for cost overruns and make necessary adjustments to our reserves.

The military services contracts contain provisions to negotiate change orders. Change orders occur when we perform services or incur costs under the directive of the federal government that were not originally specified in our contract. Under federal regulations we may be entitled to an equitable adjustment to the contract price in these situations. Change orders may be negotiated and settled at any time throughout the year. We record revenue applicable to change orders when services are performed and these amounts are determinable and the collectibility is reasonably assured.

Investment Securities

Investment securities totaled $8,372.4 million, or 52% of total assets at December 31, 2010, and $7,497.2 million, or 53% of total assets at December 31, 2009. Debt securities, detailed below, comprised this entire investment portfolio at December 31, 2010 and at December 31, 2009. The fair value of debt securities were as follows at December 31, 2010 and 2009:

	December 31, 2010	Percentage of Total	December 31, 2009	Percentage of Total
	(dollars in thousands)
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$711,613	8.5%	$1,009,352	13.5%
Mortgage-backed securities	1,663,179	19.9%	1,688,663	22.5%
Tax-exempt municipal securities	2,433,334	29.1%	2,224,041	29.7%
Mortgage-backed securities:
Residential	55,887	0.6%	95,412	1.3%
Commercial	321,031	3.8%	279,626	3.7%
Asset-backed securities	149,751	1.8%	107,188	1.4%
Corporate debt securities	3,032,311	36.2%	2,079,568	27.7%
Redeemable preferred stock	5,333	0.1%	13,300	0.2%

Total debt securities	$8,372,439	100.0%	$7,497,150	100.0%

Approximately 96% of our debt securities were investment-grade quality, with an average credit rating of AA by S&P at December 31, 2010. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. Our investment policy limits investments in a single issuer and requires diversification among various asset types.

Tax-exempt municipal securities included pre-refunded bonds of $343.9 million at December 31, 2010 and $346.9 million at December 31, 2009. These pre-refunded bonds were secured by an escrow fund consisting of U.S. government obligations sufficient to pay off all amounts outstanding at maturity. The ratings of these pre-refunded bonds generally assume the rating of the government obligations (AAA by S&P) at the time the fund is established. In addition, certain monoline insurers guarantee the timely repayment of bond principal and interest when a bond issuer defaults and generally provide credit enhancement for bond issues related to our tax-exempt municipal securities. We have no direct exposure to these monoline insurers. We owned $597.2 million and $587.2 million at December 31, 2010 and 2009, respectively, of tax-exempt securities guaranteed by monoline insurers. The equivalent S&P credit rating of these tax-exempt securities without the guarantee from the monoline insurer was AA.

Our direct exposure to subprime mortgage lending is limited to investment in residential mortgage-backed securities and asset-backed securities backed by home equity loans. The fair value of securities backed by Alt-A and subprime loans was $3.4 million at December 31, 2010 and $5.5 million at December 31, 2009. There are no collateralized debt obligations or structured investment vehicles in our investment portfolio.

The percentage of corporate securities associated with the financial services industry was 29.4% at December 31, 2010 and 37.3% at December 31, 2009.

Duration is indicative of the relationship between changes in fair value and changes in interest rates, providing a general indication of the sensitivity of the fair values of our debt securities to changes in interest rates. However, actual fair values may differ significantly from estimates based on duration. The average duration of our debt securities was approximately 4.6 years at December 31, 2010. Including cash equivalents, the average duration was approximately 4.0 years. Based on the duration including cash equivalents, a 1% increase in interest rates would generally decrease the fair value of our securities by approximately $395 million.

Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2010:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2010
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$141,766	$(615)	$0	$0	$141,766	$(615)
Mortgage-backed securities	110,358	(1,054)	5,557	(119)	115,915	(1,173)
Tax-exempt municipal securities	1,168,221	(33,218)	97,809	(10,401)	1,266,030	(43,619)
Mortgage-backed securities:
Residential	0	0	32,671	(2,675)	32,671	(2,675)
Commercial	0	0	2,752	(171)	2,752	(171)
Asset-backed securities	17,069	(42)	283	(2)	17,352	(44)
Corporate debt securities	383,677	(9,572)	31,464	(4,138)	415,141	(13,710)

Total debt securities	$1,821,091	$(44,501)	$170,536	$(17,506)	$1,991,627	$(62,007)

In April 2009, the Financial Accounting Standards Board, or the FASB, issued new guidance to address concerns about (1) measuring the fair value of financial instruments when the markets become inactive and quoted prices may reflect distressed transactions and (2) recording impairment charges on investments in debt securities. The new guidance highlighted and expanded on the factors that should be considered in estimating fair value when the volume and level of activity for a financial asset or liability has significantly decreased and required new disclosures relating to fair value measurement inputs and valuation techniques (including changes in inputs and valuation techniques). In addition, new guidance regarding recognition and presentation of other-than-temporary impairments changed (1) the trigger for determining whether an other-than-temporary impairment exists and (2) the amount of an impairment charge to be recorded in earnings. We adopted the provisions of the new guidance for the quarter ended June 30, 2009. Refer to Note 4 and Note 5 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for disclosures related to the implementation of the new guidance.

Under the revised other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income.

When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase. The risks inherent in assessing the impairment of an investment include the risk that market factors may differ from our expectations, facts and circumstances factored into our assessment may change with the passage of time, or we may decide to subsequently sell the investment. The determination of whether a decline in the value of an investment is other than temporary requires us to exercise significant diligence and judgment. The discovery of new information and the passage of time can significantly change these judgments. The status of the general economic environment and significant changes in the national securities markets influence the determination of fair value and the assessment of investment impairment. There is a continuing risk that further declines in fair value may occur and additional material realized losses from sales or other-than-temporary impairments may be recorded in future periods.

The recoverability of our residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. Our residential and commercial mortgage-backed securities at December 31, 2010 primarily were composed of senior tranches having high credit support, with 99% of the collateral consisting of prime loans. All commercial mortgage-backed securities were rated AA+ at December 31, 2010.

All issuers of securities we own that were trading at an unrealized loss at December 31, 2010 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates and tighter liquidity conditions in the current markets than when the securities were purchased. At December 31, 2010, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2010.

There were no material other-than-temporary impairments in 2010 or 2009. Gross realized losses in 2008 included other-than-temporary impairments of $103.1 million, primarily due to investments in Lehman Brothers Holdings Inc. and certain of its subsidiaries, which filed for bankruptcy protection in 2008, as well as declines in the values of securities primarily associated with the financial services industry.

Goodwill and Long-lived Assets

At December 31, 2010, goodwill and other long-lived assets represented 23% of total assets and 55% of total stockholders’ equity, compared to 21% and 50%, respectively, at December 31, 2009.

We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. We are required to aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition.

Our strategy, long-range business plan, and annual planning process support our goodwill impairment tests. These tests are performed, at a minimum, annually in the fourth quarter, and are based on an evaluation of future discounted cash flows. We rely on this discounted cash flow analysis to determine fair value. However outcomes from the discounted cash flow analysis are compared to other market approach valuation methodologies for reasonableness. We use discount rates that correspond to a market-based weighted-average cost of capital and terminal growth rates that correspond to long-term growth prospects, consistent with the long-term inflation rate. Key assumptions in our cash flow projections, including changes in membership, premium yields, medical and administrative cost trends, and certain government contract extensions, are consistent with those utilized in our long-range business plan and annual planning process. If these assumptions differ from actual, including the impact of the ultimate outcome of health care reform legislation the estimates underlying our goodwill impairment tests could be adversely affected. Goodwill impairment tests completed in each of the last three years did not result in an impairment loss. Based on the goodwill impairment test completed in 2010, the fair value of our reporting units with significant goodwill exceeded carrying amounts by a margin ranging from approximately 68% to 107%. A 100 basis point increase in the discount rate would decrease this margin to a range of approximately 43% to 84%.

The ultimate loss of the TRICARE South Region contract would adversely affect $49.8 million of the military services reporting unit’s goodwill. In July 2009, we were notified by the DoD that we were not awarded the third generation TRICARE program contract for the South Region which had been subject to competing bids. We filed a protest with the GAO in connection with the award to another contractor and in October 2009 we learned that the GAO had upheld our protest, determining that the TMA evaluation of our proposal had unreasonably failed to fully recognize and reasonably account for the likely cost savings associated with our record of obtaining network provider discounts from our established network in the South Region. On December 22, 2009, we were advised that TMA notified the GAO of its intent to implement corrective action consistent with the discussion contained within the GAO’s decision with respect to our protest. On October 22, 2010, TMA issued its latest amendment to the request for proposal requesting from offerors final proposal revisions to address, among other things, health care cost savings resulting from provider network discounts in the South Region. We submitted our final proposal revisions on November 9, 2010. At this time, we are not able to determine whether or not the protest decision by the GAO will have any effect upon the ultimate disposition of the contract award.

On October 5, 2010, we were notified that the TMA intended to negotiate with us for an extension of our administration of the TRICARE South Region contract scheduled to end on March 31, 2011, and on January 6, 2011, an Amendment of Solicitation/Modification of Contract to the TRICARE South Region contract, in the form of an undefinitized contract action, became effective. The Amendment adds one additional one-year option period, Option Period IX (which runs from April 1, 2011 through March 31, 2012). On January 21, 2011, the TMA notified us of their intent to exercise Option Period IX. We will continue to assess the fair value of our military services reporting unit each reporting period based on our estimate of future discounted cash flows associated with the reporting unit, primarily derived from cash flows associated with the TRICARE South Region contract. We will recognize a goodwill impairment if and when our impairment test indicates that the carrying value of goodwill exceeds the implied fair value. If we are not ultimately awarded the new third generation TRICARE program contract for the South Region, we expect that as the March 31, 2012 contract end date nears, future cash flows will not be sufficient to warrant recoverability of all or a portion of the military services goodwill. In this event, we expect a goodwill impairment would occur during the second half of 2011. Refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for further discussion of the TRICARE South Region contract.

The realignment of our business segments and corresponding change in our reportable segments, more fully described in Note 17 to the consolidated financial statements included in Item 8.-Financial Statements and Supplementary Data, resulted in a change in the composition of our reporting units. Accordingly, we reassigned goodwill to our reporting units as of January 1, 2011 using the relative fair value approach. We completed an impairment test as of January 1, 2011 based on the new reporting units which did not result in an impairment loss. The fair value of our reporting units with significant goodwill exceeded carrying amounts by a substantial margin. A 100 basis point increase in the discount rate would not have a significant impact on the amount of margin for any of our reporting units with significant goodwill.

Long-lived assets consist of property and equipment and other finite-lived intangible assets. These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews. We periodically review long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, we must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value. We also must estimate and make assumptions regarding the useful life we assign to our long-lived assets. If these estimates or their related assumptions change in the future, we may be required to record impairment losses or change the useful life, including accelerating depreciation or amortization for these assets. There were no material impairment losses in the last three years. Long-lived assets associated with our military services business are not material.